Exhibit 4.6
Note Conversion Agreement dated July 18, 2008

NOTE CONVERSION AGREEMENT

THIS NOTE CONVERSION AGREEMENT (this “Agreement”), dated as of July 18, 2008, by and among The Mint Leasing, Inc. (formerly Legacy Communications Corporation), a Nevada corporation, (the “Company”) and the Noteholders listed on Schedule I attached hereto (individually, a “Noteholder” or collectively “Noteholders”).

WITNESSETH:

WHEREAS, the Company and the Noteholder(s) are executing and delivering this Agreement in reliance upon an exemption from securities registration pursuant to Section 3(a)(9), Section 4(2), Rule 506 of Regulation D, or any or all such exemptions as promulgated by the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “1933 Act”);

WHEREAS, the Noteholders are the record but not beneficial owners of the principal, together with accrued interest thereon, of those certain promissory notes in described in Schedule I;

WHEREAS, the parties desire that, upon the terms and subject to the conditions contained herein, the Company shall issue and sell to the Noteholder(s), as provided herein, and the Noteholder(s) shall accept the Company's common stock, par value $0.001 (the “Common Stock”) in conversion and full satisfaction of the Convertible Note (as converted, the “Conversion Shares”) in the amount set out on Schedule I;

WHEREAS, no commission or other remuneration will be paid or given, directly or indirectly, in connection with the conversion or redemption of the Convertible Note;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, the parties hereto are executing and delivering Irrevocable Transfer Agent Instructions substantially in the form attached hereto as Exhibit A (the “Irrevocable Transfer Agent Instructions”); and

WHEREAS, contemporaneously with the execution and delivery of this Agreement, the parties hereto are executing and delivering a Security Agreement substantially in the form attached hereto as Exhibit B (the “Security Agreement”) pursuant to which the Company has agreed to provide the Noteholder a security interest in Pledged Collateral (as this term is defined in the Security Agreement dated the date hereof) to secure the Company's obligations under this Agreement, the Irrevocable Transfer Agent Instructions, the Security Agreement or any other obligations of the Company to the Noteholders.

NOW, THEREFORE, in consideration of the mutual covenants and other agreements contained in this Agreement the Company and the Noteholder(s) hereby agree as follows:

1. CONVERSION OF CONVERTIBLE NOTE.

(a) Conversion of Convertible Note.  Subject to the satisfaction (or waiver) of the terms and conditions of this Agreement, each Noteholder has the irrevocable right to convert at Closing (as defined herein below) and the Company agrees to exchange and issue to each Noteholder Conversion Shares at each Closing.  The number of shares of Conversion Stock that the Noteholder shall receive for each Closing shall be determined by dividing the principal amount, together with accrued interest, of the Convertible Note to be converted by the lesser of: (i) 50% of the average Closing Bid Price for the 20 trading day immediately prior to the date of a Conversion Notice, or the lowest Closing Bid Price for the five trading days immediately prior to the date of a Conversion Notice (ii) ..  No fractional shares shall be issued.  Fractional shares shall be rounded to the next higher whole number of shares.

“Closing Bid Price” means on any particular date (a) the closing bid price per share of Common Stock on such date on the OTC Bulletin Board, as reported by the Bloomberg LP (or similar organization or agency succeeding to its functions of reporting prices) at the close of trading on such date, or on another market on which the shares of Common Stock are then listed or quoted, or if there is no such price on such date, then the closing bid price on the OTC Bulletin Board or on such other market on the date nearest preceding such date, or (b) if the shares of Common Stock are not then listed or quoted on the OTC Bulletin Board or another market, then the closing bid price per share of Common Stock on such date as reported by the Pink Sheets LC at the close of trading on such date for the relevant conversion period, or (c) if the shares of Common Stock are not then publicly traded or quoted, the fair market value of a share of Common Stock as determined by a majority of the Noteholders.

Schedule B - Page	5

(b) Closing Date. The First Closing of the issuance and sale of Conversion Shares on conversion of the Convertible Note shall take place at 10:00 a.m. Central Standard Time on the fifth (5th) business day following the date hereof, subject to notification of satisfaction of the conditions to the First Closing set forth herein and in Sections 6 and 7 below (or such later date as is mutually agreed to by the Company and the Noteholder(s)) (the “First Closing Date”), additional Closings shall take place on the third (3rd) business day following receipt by the Company of a Conversion Notice.

2. NOTEHOLDER'S REPRESENTATIONS AND WARRANTIES.

Each Noteholder represents and warrants, severally and not jointly, that:

(a) Investment Purpose. Each Noteholder acquired the Convertible Note and, upon conversion of the Convertible Note, the Noteholder will acquire the Conversion Shares then issuable, for its own account. So long such Noteholder is not an “Affiliate” of the Company as that terms is defined in Rule 501 of Regulation D under the 1933 Act, Noteholder may dispose of the Conversion Shares at any time in accordance with the exemption from registration in Rule 144(K) of the 1933 Act covering such Conversion Shares or another available exemption under the 1933 Act.

(b)Investor Status. Each Noteholder is an “Accredited Investor” as that term is defined in Rule 501(a) of Regulation D and is not an “Affiliate” as that term is defined in Rule 501(b) of Regulation D of the 1933 Act.

(c) Reliance on Exemptions. Each Noteholder understands that the Conversion Shares are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and such Noteholder's compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Noteholder set forth herein in order to determine the availability of such exemptions and the eligibility of such Noteholder to acquire such securities.

(d) Information. Each Noteholder and its advisors (and his or, its counsel), if any, have been furnished with all materials relating to the business, finances and operations of the Company and information he deemed material to making an informed investment decision regarding his purchase of the Conversion Shares, which have been requested by such Noteholder. Each Noteholder and its advisors, if any, have been afforded the opportunity to ask questions of the Company and its management. Neither such inquiries nor any other due diligence investigations conducted by such Noteholder or its advisors, if any, or its representatives shall modify, amend or affect such Noteholder's right to rely on the Company's representations and warranties contained in Section 3 below. Each Noteholder understands that its investment in the Conversion Shares involves a high degree of risk. Each Noteholder is in a position regarding the Company, which, based upon employment, family relationship or economic bargaining power, enabled and enables such Noteholder to obtain information from the Company in order to evaluate the merits and risks of this investment. Each Noteholder has sought such accounting, legal and tax advice, as it has considered necessary to make an informed investment decision with respect to its acquisition of the Conversion Shares.

(e) No Governmental Review. Each Noteholder understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Conversion Shares, or the fairness or suitability of the investment in the Conversion Shares, nor have such authorities passed upon or endorsed the merits of the offering of the Conversion Shares.

(f) Issuance and Transfer or Resale. Each Noteholder understands that (i) issuance of the Conversion Shares has not been and are not being registered under the 1933 Act or any state securities laws in reliance on the exemption from such registration in Section 3(a)(9) of the 1933 Act, (ii) any sale, assignment or transfer by the Noteholder may be made pursuant to the exemption from such registration in Rule 144(k) of the 1933 Act; (ii) that any sale of such securities made in reliance on Rule 144 under the 1933 Act (or a successor rule thereto) (“Rule 144”) will be made only in accordance with the terms of Rule 144 and further, if Rule 144 is not applicable, any resale of such securities under circumstances in which the seller (or the person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the 1933 Act) will comply with some other exemption under the 1933 Act or the rules and regulations of the SEC thereunder; and (iv) neither the Company nor any other person is under any obligation to register such securities under the 1933 Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder.

(g) No Legends. Each Noteholder understands that the certificates representing the Conversion Shares shall bear no restrictive legend and no stop transfer order shall be placed against transfer of such stock certificates.

(h) Authorization, Enforcement. This Agreement has been duly and validly authorized, executed and delivered on behalf of such Noteholder and is a valid and binding agreement of such Noteholder enforceable in accordance with its terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors' rights and remedies.

(i) Receipt of Documents. Each Noteholder and his or its counsel has received and read in their entirety: (i) this Agreement and each representation, warranty and covenant set forth herein, the Security Agreement and the Irrevocable Transfer Agent Instructions; (ii) all due diligence and other information necessary to verify the accuracy and completeness of such representations, warranties and covenants; and (iii) answers to all questions each Noteholder submitted to the Company regarding an investment in the Company; and each Noteholder has relied on the information contained therein and has not been furnished any other documents, literature, memorandum or prospectus.

(j) Due Formation of Corporate and Other Noteholders. If the Noteholder(s) is a corporation, trust, partnership or other entity that is not an natural person, it has been formed and validly exists and has not been organized for the specific purpose of purchasing the Conversion Shares and is not prohibited from doing so.

(k) No Legal Advice From the Company. Each Noteholder acknowledges, that it had the opportunity to review this Agreement and the transactions contemplated by this Agreement with his or its own legal counsel and investment and tax advisors. Each Noteholder is relying solely on such counsel and advisors and not on any statements or representations of the Company or any of its representatives or agents for legal, tax or investment advice with respect to this investment, the transactions contemplated by this Agreement or the securities laws of any jurisdiction.

3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants to each of the Noteholders:

(a) Organization and Qualification. The Company and its subsidiaries are corporations duly organized and validly existing in good standing under the laws of the jurisdiction in which they are incorporated, and have the requisite corporate power to own their properties and to carry on their business as now being conducted. Each of the Company and its subsidiaries is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a material adverse effect on the Company and its subsidiaries taken as a whole.

(b) Authorization, Enforcement, Compliance with Other Instruments. (i) The Company has the requisite corporate power and authority to enter into and perform this Agreement, the Security Agreement, the Irrevocable Transfer Agent Instructions, and any related agreements, and to issue the Conversion Shares in accordance with the terms hereof and thereof, (ii) the execution and delivery of this Agreement, the Security Agreement, the Irrevocable Transfer Agent Instructions (as defined herein) and any related agreements by the Company and the consummation by it of the transactions contemplated hereby and thereby, including, without limitation, the issuance of the Conversion Shares and the reservation for issuance and the issuance of the Conversion Shares issuable upon conversion of the Convertible Note, have been duly authorized by the Company's Board of Directors and no further consent or authorization is required by the Company, its Board of Directors or its stockholders, (iii) this Agreement, the Security Agreement, the Irrevocable Transfer Agent Instructions and any related agreements have been duly executed and delivered by the Company, (iv) this Agreement, the Security Agreement, the Irrevocable Transfer Agent Instructions and any related agreements constitute the valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors' rights and remedies. The authorized officer of the Company executing this Agreement, the Security Agreement, the Irrevocable Transfer Agent Instructions and any related agreements knows of no reason why the Company cannot perform any of the Company's other obligations under such documents.

(c) Capitalization. The authorized capital stock of the Company consists of 480,000,000 shares of Common Stock, par value $0.001 per share and 20,000,000 shares of Preferred Stock. As of the date hereof, the Company has approximately _________ shares of Common Stock issued and outstanding and no shares of preferred stock issued or outstanding. All of such outstanding shares have been validly issued and are fully paid and nonassessable. No shares of Common Stock are subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by the Company. As of the date of this Agreement, (i) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company or any of its subsidiaries, or contracts, commitments, understandings or arrangements by which the Company or any of its subsidiaries is or may become bound to issue additional shares of capital stock of the Company or any of its subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company or any of its subsidiaries, (ii) there are no outstanding debt securities and (iii) there are no outstanding registration statements and there are no outstanding comment letters from the SEC or any other regulatory agency. There are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Conversion Shares as described in this Agreement. The Company has furnished to the Noteholder true and correct copies of the Company's Articles of Incorporation, as amended and as in effect on the date hereof (the “Articles of Incorporation”), and the Company's By-laws, as in effect on the date hereof (the “By-laws”), and the terms of all securities convertible into or exercisable for Common Stock and the material rights of the holders thereof in respect thereto other than stock options issued to employees and consultants.

(d) Issuance of Securities. The Conversion Shares issuable upon conversion of the Convertible Note have been duly authorized and reserved for issuance. Upon conversion or exercise in accordance with the terms of this Agreement the Conversion Shares will be duly issued, fully paid and nonassessable.

(e) No Conflicts. The execution, delivery and performance of this Agreement, the Security Agreement, and the Irrevocable Transfer Agent Instructions by the Company and the consummation by the Company of the transactions contemplated hereby will not (i) result in a violation of the Articles of Incorporation, any certificate of designations of any outstanding series of preferred stock of the Company or the By-laws or (ii) conflict with or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of its subsidiaries is a party, or result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations and the rules and regulations of Pink Sheets LC on which the Common Stock is quoted) applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries is bound or affected. Neither the Company nor its subsidiaries is in violation of any term of or in default under its Articles of Incorporation or By-laws or their organizational charter or by-laws, respectively, or any material contract, agreement, mortgage, indebtedness, indenture, instrument, judgment, decree or order or any statute, rule or regulation applicable to the Company or its subsidiaries. The business of the Company and its subsidiaries is not being conducted, and shall not be conducted in violation of any material law, ordinance, or regulation of any governmental entity. Except as specifically contemplated by this Agreement and as required under the 1933 Act and any applicable state securities laws, the Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under or contemplated by this Agreement in accordance with the terms hereof or thereof. All consents, authorizations, orders, filings and registrations which the Company is required to obtain pursuant to the preceding sentence have been obtained or effected on or prior to the date hereof. The Company and its subsidiaries are unaware of any facts or circumstance, which might give rise to any of the foregoing.

(f) Absence of Litigation. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending against or affecting the Company, the Common Stock or any of the Company's subsidiaries, wherein an unfavorable decision, ruling or finding would have a material adverse effect on the transactions contemplated hereby (ii) adversely affect the validity or enforceability of, or the authority or ability of the Company to perform its obligations under, this Agreement or any of the documents contemplated herein, or (iii) have a material adverse effect on the business, operations, properties, financial condition or results of operations of the Company and its subsidiaries taken as a whole.

(g) Acknowledgment Regarding Noteholder's Purchase of the Conversion Shares. The Company acknowledges and agrees that: (i) no commission or other remuneration will be paid or given, directly or indirectly, in connection with the conversion or redemption of the Convertible Note, (ii) the Noteholder(s) is acting solely in the capacity of an arm's length purchaser with respect to this Agreement and the transactions contemplated hereby, (iii) the Convertible Note is a bona fide obligation of the Company and was originally entered into more than two (2) years prior to the date hereof. The Company further acknowledges that the Noteholder(s) is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement and the transactions contemplated hereby and any advice given by the Noteholder(s) or any of their respective representatives or agents in connection with this Agreement and the transactions contemplated hereby is merely incidental to such Noteholder's purchase of the Conversion Shares. The Company further represents to the Noteholder that the Company's decision to enter into this Agreement has been based solely on the independent evaluation by the Company and its representatives.

(h) No General Solicitation. Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the 1933 Act) in connection with the offer or sale of the Conversion Shares.

(i) No Integrated Offering. Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of the Conversion Shares under the 1933 Act or cause this offering of the Conversion Shares to be integrated with prior offerings by the Company for purposes of the 1933 Act.

(j) Employee Relations. Neither the Company nor any of its subsidiaries is involved in any labor dispute nor, to the knowledge of the Company or any of its subsidiaries, is any such dispute threatened. None of the Company's or its subsidiaries' employees is a member of a union and the Company and its subsidiaries believe that their relations with their employees are good.

(k) Intellectual Property Rights. The Company and its subsidiaries own or possess adequate rights or licenses to use all trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and rights necessary to conduct their respective businesses as now conducted. The Company and its subsidiaries do not have any knowledge of any infringement by the Company or its subsidiaries of trademark, trade name rights, patents, patent rights, copyrights, inventions, licenses, service names, service marks, service mark registrations, trade secret or other similar rights of others, and, to the knowledge of the Company there is no claim, action or proceeding being made or brought against, or to the Company's knowledge, being threatened against, the Company or its subsidiaries regarding trademark, trade name, patents, patent rights, invention, copyright, license, service names, service marks, service mark registrations, trade secret or other infringement; and the Company and its subsidiaries are unaware of any facts or circumstances which might give rise to any of the foregoing.

(l) Environmental Laws. The Company and its subsidiaries are (i) in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval.

(m) Title. Any real property and facilities held under lease by the Company and its subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company and its subsidiaries.

(n) Insurance. The Company and each of its subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company believes to be prudent and customary in the businesses in which the Company and its subsidiaries are engaged. Neither the Company nor any such subsidiary has been refused any insurance coverage sought or applied for and neither the Company nor any such subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not materially and adversely affect the condition, financial or otherwise, or the earnings, business or operations of the Company and its subsidiaries, taken as a whole.

(o) Regulatory Permits. The Company and its subsidiaries possess all material certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct their respective businesses, and neither the Company nor any such subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit.

(p) Internal Accounting Controls. The Company and each of its subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, and (iii) the recorded amounts for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(q) No Material Adverse Breaches, etc. Neither the Company nor any of its subsidiaries is subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation which in the reasonable judgment of the Company's officers has or is expected in the future to have a material adverse effect on the business, properties, operations, financial condition, results of operations or prospects of the Company or its subsidiaries.  Neither the Company nor any of its subsidiaries is in breach of any contract or agreement which breach, in the judgment of the Company's officers, has or is expected to have a material adverse effect on the business, properties, operations, financial condition, results of operations or prospects of the Company or its subsidiaries.

(r) Tax Status. The Company and each of its subsidiaries has made and filed all federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject and (unless and only to the extent that the Company and each of its subsidiaries has set aside on its books provisions reasonably adequate for the payment of all unpaid and unreported taxes) has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim.

(s) Certain Transactions. Except for arm's length transactions pursuant to which the Company makes payments in the ordinary course of business upon terms no less favorable than the Company could obtain from third parties, none of the officers, directors, or employees of the Company is presently a party to any transaction with the Company (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any corporation, partnership, trust or other entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

(t) Fees and Rights of First Refusal. The Company is not obligated to offer the Conversion Shares offered hereunder on a right of first refusal basis or otherwise to any third parties including, but not limited to, current or former shareholders of the Company, underwriters, brokers, agents or other third parties.

4. COVENANTS.

(a) Best Efforts. Each party shall use its best efforts timely to satisfy each of the conditions to be satisfied by it as provided in Sections 6 and 7 of this Agreement.

(b) Form D. The Company agrees to file a Form D with respect to the Conversion Shares as required under Regulation D and to provide a copy thereof to each Noteholder promptly after such filing. The Company shall, on or before the Closing Date, take such action as the Company shall reasonably determine is necessary to qualify the Conversion Shares, or obtain an exemption for the Conversion Shares for sale to the Noteholders at the Closing pursuant to this Agreement under applicable securities or “Blue Sky” laws of the states of the United States, and shall provide evidence of any such action so taken to the Noteholders on or prior to the Closing Date.

(c) Reservation of Shares. The Company shall take all action reasonably necessary to at all times have authorized, and reserved for the purpose of issuance, such number of shares of Common Stock as shall be necessary to effect the issuance of the Conversion Shares. If at any time the Company does not have available such shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Conversion Shares of the Company shall call and hold a special meeting of the shareholders within sixty (60) days of such occurrence, for the sole purpose of increasing the number of shares authorized. The Company's management shall recommend to the shareholders to vote in favor of increasing the number of shares of Common Stock authorized. Management shall also vote all of its shares in favor of increasing the number of authorized shares of Common Stock.

(d) Listings or Quotation. The Company shall promptly secure the listing or quotation of the Conversion Shares upon each national securities exchange, automated quotation system or The National Association of Securities Dealers Inc.'s Over-The-Counter Bulletin Board (“OTCBB”) or other market, if any, upon which shares of Common Stock are then listed or quoted (subject to official notice of issuance) and shall use its best efforts to maintain, so long as any other shares of Common Stock shall be so listed, such listing of all Conversion Shares from time to time issuable under the terms of this Agreement. The Company shall maintain the Common Stock's authorization for quotation on the OTCBB.

(e) Fees and Expenses. Each of the Company and the Noteholder(s) shall pay all costs and expenses incurred by such party in connection with the negotiation, investigation, preparation, execution and delivery of this Agreement, the Security Agreement and the Irrevocable Transfer Agent Instructions.

(f) Corporate Existence. So long as any of the Convertible Note remain outstanding, the Company shall not directly or indirectly consummate any merger in which the Company is not the survivor, reorganization, restructuring, reverse stock split consolidation, sale of all or substantially all of the Company's assets or any similar transaction or related transactions (each such transaction, an “Organizational Change”) unless, prior to the consummation an Organizational Change, the Company obtains the written consent of each Noteholder. In any such case, the Company will make appropriate provision with respect to such holders' rights and interests to insure that the provisions of this Section 4(f) will thereafter be applicable to the Convertible Note.

(g) Transactions with Affiliates. So long as any Convertible Note are outstanding, the Company shall not, and shall cause each of its subsidiaries not to, enter into, amend, modify or supplement, or permit any subsidiary to enter into, amend, modify or supplement any agreement, transaction, commitment, or arrangement with any of its or any subsidiary's officers, directors, person who were officers or directors at any time during the previous two (2) years, stockholders who beneficially own five percent (5%) or more of the Common Stock, or Affiliates (as defined below) or with any individual related by blood, marriage, or adoption to any such individual or with any entity in which any such entity or individual owns a five percent (5%) or more beneficial interest (each a “Related Party”), except for (a) customary employment arrangements and benefit programs on reasonable terms, (b) any investment in an Affiliate of the Company, (c) any agreement, transaction, commitment, or arrangement on an arms-length basis on terms no less favorable than terms which would have been obtainable from a person other than such Related Party, (d) any agreement transaction, commitment, or arrangement which is approved by a majority of the disinterested directors of the Company, for purposes hereof, any director who is also an officer of the Company or any subsidiary of the Company shall not be a disinterested director with respect to any such agreement, transaction, commitment, or arrangement. “Affiliate” for purposes hereof means, with respect to any person or entity, another person or entity that, directly or indirectly, (i) has a ten percent (10%) or more equity interest in that person or entity, (ii) has ten percent (10%) or more common ownership with that person or entity, (iii) controls that person or entity, or (iv) shares common control with that person or entity. “Control” or “controls” for purposes hereof means that a person or entity has the power, direct or indirect, to conduct or govern the policies of another person or entity.

(h) Transfer Agent. The Company covenants and agrees that, in the event that the Company's agency relationship with the transfer agent should be terminated for any reason prior to a date which is two (2) years after the Closing Date, the Company shall immediately appoint a new transfer agent and shall require that the new transfer agent execute and agree to be bound by the terms of the Irrevocable Transfer Agent Instructions (as defined herein).

(i) Restriction on Issuance of the Capital Stock. So long as any part of the Convertible Note is outstanding the Company shall not, without the prior written consent of the Noteholder(s), issue or sell shares of Common Stock or Preferred Stock (i) without consideration or for a consideration per share less than the Bid Price of the Common Stock determined immediately prior to its issuance, (ii) any warrant, option, right, contract, call, or other security instrument granting the holder thereof, the right to acquire Common Stock without consideration or for a consideration less than such Common Stock's Bid Price value determined immediately prior to it's issuance, or (iii) enter into any security instrument granting the holder a security interest in any and all assets of the Company.

5. TRANSFER AGENT INSTRUCTIONS.

The Company shall issue the Irrevocable Transfer Agent Instructions to its transfer agent irrevocably appointing Sonfield & Sonfield as its agent for purpose of having certificates issued, registered in the name of the Noteholder(s) or its respective nominee(s), for the Conversion Shares representing such amounts of Convertible Note as specified from time to time by the Noteholder(s) to the Company upon conversion of the Convertible Note, for interest owed pursuant to the Convertible Note, and for any and all Liquidated Damages.  The Company shall not change its transfer agent without the express written consent of the Noteholder(s), which may be withheld by the Noteholder(s) in its sole discretion unless the successor transfer agent has executed the Irrevocable Transfer Agent Instructions.  The Company shall instruct the Transfer Agent that such certificates shall bear no restrictive legend if the Noteholder(s) provides the Company with an opinion of counsel, in form, scope and substance customary for opinions of counsel in comparable transactions to the effect that registration of a resale by the Noteholder(s) of any of the Conversion Shares is not required under the 1933 Act.  The Company warrants that no instruction other than the Irrevocable Transfer Agent Instructions referred to in this Section 5, will be given by the Company to its transfer agent and that the Conversion Shares shall otherwise be freely transferable on the books and records of the Company as and to the extent provided in this Agreement.  Nothing in this Section 5 shall affect in any way the Noteholder's obligations and agreement to comply with all applicable securities laws upon resale of Conversion Shares.  The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Noteholder by vitiating the intent and purpose of the transaction contemplated hereby.  Accordingly, the Company acknowledges that the remedy at law for a breach of its obligations under this Section 5 will be inadequate and agrees, in the event of a breach or threatened breach by the Company of the provisions of this Section 5, that the Noteholder(s) shall be entitled, in addition to all other available remedies, to an injunction restraining any breach and requiring immediate issuance and transfer, without the necessity of showing economic loss and without any bond or other security being required.

6. CONDITIONS TO THE COMPANY'S OBLIGATION TO SELL.

The obligation of the Company hereunder to issue and sell the Conversion Shares to the Noteholder(s) at the Closings is subject to the satisfaction, at or before the Closing Dates, of each of the following conditions, provided that these conditions are for the Company's sole benefit and may be waived by the Company at any time in its sole discretion:

(a) Execution of Agreements. Each Noteholder shall have executed this Agreement, the Security Agreement and the Irrevocable Transfer Agent Instructions and delivered the same to the Company.

(b) Delivery. The Noteholder(s) shall have delivered the Conversion Notice to the Company.

(c) Representations and Warranties. The representations and warranties of the Noteholder(s) shall be true and correct in all material respects as of the date when made and as of the Closing Dates as though made at that time (except for representations and warranties that speak as of a specific date), and the Noteholder(s) shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Noteholder(s) at or prior to the Closing Dates.

(d) UCC-1. The Company shall have filed a form UCC-1 with regard to the Pledged Property and Pledged Collateral as detailed in the Security Agreement dated the date hereof and provided proof of such filing to the Noteholder(s).

7. CONDITIONS TO THE NOTEHOLDER'S OBLIGATION TO PURCHASE.

The obligation of the Noteholder(s) hereunder to convert the Convertible Note at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions:

(a) Execution of Agreements. The Company shall have executed this Agreement, the Security Agreement and the Irrevocable Transfer Instructions and delivered the same to the Noteholder(s).

(b) Pink Sheets Quotation. The Common Stock shall be authorized for quotation on the Pink Sheets LLC, trading in the Common Stock shall not have been suspended for any reason.

(c) Representations and Warranties. The representations and warranties of the Company shall be true and correct in all material respects (except to the extent that any of such representations and warranties is already qualified as to materiality in Section 3 above, in which case, such representations and warranties shall be true and correct without further qualification) as of the date when made and as of the Closing Dates as though made at that time (except for representations and warranties that speak as of a specific date) and the Company shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the Closing Dates. If requested by the Noteholder, the Noteholder shall have received a certificate, executed by the President of the Company, dated as of the Closing Dates, to the foregoing effect and as to such other matters as may be reasonably requested by the Noteholder including, without limitation an update as of the Closing Dates regarding the representation contained in Section 3(c) above.

(d) Delivery of Shares. The Company shall have delivered to the Noteholder(s) the Conversion Shares in the respective amounts set forth opposite each Noteholder(s) name in the Conversion Notice.

(e) Good Standing Certificate. The Company shall have provided to the Noteholder(s) a certificate of good standing from the secretary of state from the state in which the company is incorporated.

(f) Reservation of Shares. As of the Closing Date, the Company shall have reserved out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Convertible Note, shares of Common Stock to effect the conversion of all of the unpaid balance of the Convertible Note then outstanding.

(g) Transfer Agent Instructions. The Irrevocable Transfer Agent Instructions, in form and substance satisfactory to the Noteholder, shall have been delivered to and acknowledged in writing by the Company's transfer agent.

(h) UCC-1. The Company shall have filed a form UCC-1 or such other forms as may be required to perfect the Noteholder's interest in the Pledged Property and Pledged Collateral as detailed in the Security Agreement dated the date hereof and provided proof of such filing to the Noteholder(s).

8. INDEMNIFICATION.

(a) Indemnification of Noteholders. In consideration of the Noteholder's execution and delivery of this Agreement and acquiring the Conversion Shares hereunder, and in addition to all of the Company's other obligations under this Agreement, the Company shall defend, protect, indemnify and hold harmless the Noteholder(s) and each other holder of the Convertible Note and the Conversion Shares, and all of their officers, directors, employees and agents (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Noteholder Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Noteholder Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys' fees and disbursements (the “Indemnified Liabilities”), incurred by the Noteholder Indemnitees or any of them as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Company in this Agreement or any other certificate, instrument or document contemplated hereby or thereby, (b) any breach of any covenant, agreement or obligation of the Company contained in this Agreement, or any other certificate, instrument or document contemplated hereby or thereby, or (c) any cause of action, suit or claim brought or made against such Indemnitee and arising out of or resulting from the execution, delivery, performance or enforcement of this Agreement or any other instrument, document or agreement executed pursuant hereto by any of the Indemnities, or the status of the Noteholder or holder of the Convertible Note or the Conversion Shares. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities, which is permissible under applicable law.

(b) Indemnification of Company. In consideration of the Company's execution and delivery of this Agreement, and in addition to all of the Noteholder's other obligations under this Agreement, the Noteholder shall defend, protect, indemnify and hold harmless the Company and all of its officers, directors, employees and agents (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Company Indemnitees”) from and against any and all Indemnified Liabilities incurred by the Indemnitees or any of them as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Noteholder(s) in this Agreement, , instrument or document contemplated hereby or thereby executed by the Noteholder, (b) any breach of any covenant, agreement or obligation of the Noteholder(s) contained in this Agreement, or any other certificate, instrument or document contemplated hereby or thereby executed by the Noteholder, or (c) any cause of action, suit or claim brought or made against such Company Indemnitee based on material misrepresentations or due to a material breach and arising out of or resulting from the execution, delivery, performance or enforcement of this Agreement or any other instrument, document or agreement executed pursuant hereto by any of the Company Indemnities. To the extent that the foregoing undertaking by each Noteholder may be unenforceable for any reason, each Noteholder shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities, which is permissible under applicable law.

9. GOVERNING LAW: MISCELLANEOUS.

(a) Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Nevada without regard to the principles of conflict of laws. The parties further agree that any action between them shall be heard in Harris County, Texas, and expressly consent to the jurisdiction and venue of the District Court of Harris County Texas, sitting in Houston, Texas and the United States District Court for the Southern District of Texas sitting in Houston, Texas for the adjudication of any civil action asserted pursuant to this Paragraph.

(b) Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. In the event any signature page is delivered by facsimile transmission, the party using such means of delivery shall cause four (4) additional original executed signature pages to be physically delivered to the other party within five (5) days of the execution and delivery hereof.

(c) Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

(d) Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

(e) Entire Agreement, Amendments. This Agreement supersedes all other prior oral or written agreements between the Noteholder(s), the Company, their affiliates and persons acting on their behalf with respect to the matters discussed herein, and this Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor any Noteholder makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be waived or amended other than by an instrument in writing signed by the party to be charged with enforcement.

(f) Notices. Any notices, consents, waivers, or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered (i) upon receipt, when delivered personally; (ii) upon confirmation of receipt, when sent by facsimile; (iii) three (3) days after being sent by U.S. certified mail, return receipt requested, or (iv) one (1) day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same.  The addresses and facsimile numbers for such communications shall be:

if to the Company:

The Mint Leasing, Inc.
323 North Loop West
Houston, TX 77008
Attn: Mr. Jerry Parish,
President
Phone: (713) 665-2000
Fax: (713) 665-8311

if to the Transfer Agent:

Island Stock Transfer
100 2nd Avenue South, 104N
St. Petersburg, FL 33701
Business: (727) 289-0010
Business Fax: (727) 289-0069

If  to the Noteholder(s), to its address and facsimile number on Schedule I, with copies to the Noteholder's counsel as set forth on Schedule I.  Each party shall provide five (5) days' prior written notice to the other party of any change in address or facsimile number.

(g) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. Neither the Company nor any Noteholder shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party hereto.

(h) No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

(i) Survival. Unless The representations and warranties of the Company and the Noteholder(s) contained in Sections 2 and 3, the agreements and covenants set forth in Sections 4, 5 and 9, and the indemnification provisions set forth in Section 8, shall survive the Closing for a period of two (2) years following the date on which the Convertible Note is converted in full. The Noteholder(s) shall be responsible only for its own representations, warranties, agreements and covenants hereunder.

(j) Publicity. The Company and the Noteholder(s) shall have the right to approve, before issuance any press release or any other public statement with respect to the transactions contemplated hereby made by any party; provided, however, that the Company shall be entitled, without the prior approval of the Noteholder(s), to issue any press release or other public disclosure with respect to such transactions required under applicable securities or other laws or regulations (the Company shall use its best efforts to consult the Noteholder(s) in connection with any such press release or other public disclosure prior to its release and Noteholder(s) shall be provided with a copy thereof upon release thereof).

(k) Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(l) Termination. In the event that the Closing shall not have occurred with respect to the Noteholders on or before five (5) business days from the date hereof due to the Company's or the Noteholder's failure to satisfy the conditions set forth in Sections 6 and 7 above (and the non-breaching party's failure to waive such unsatisfied condition(s)), the non-breaching party shall have the option to terminate this Agreement with respect to such breaching party at the close of business on such date without liability of any party to any other party.

(m) No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

IN WITNESS WHEREOF, the Noteholders and the Company have caused this Note Conversion Agreement to be duly executed as of the date first written above.

COMPANY:		NOTEHOLDERS
THE MINT LEASING, INC.
Three Irons Inc.

By	/s/ Jerry Parish	by	/s/ Hunter M.A. Carr
	Jerry Parish President		Hunter M.A. Carr, President

SCHEDULE I

NOTEHOLDERS

Name and Address of Noteholder	Description of Notes Held	Number of Conversion Shares

Three Irons, Inc. 12000 Westheimer, Suite 340 Houston, Texas 77077-6531	Promissory Note dated as of July 8, 2005	11,028,872

(Record, but not beneficial Owner)	Promissory Note dated as of September 15, 2006;

	Promissory Note dated as of February 12, 2007

EXHIBIT A
The Mint Leasing, Inc.

323 North Loop West © Houston, TX 77008

July 18, 2008

Island Stock Transfer
100 2nd Avenue South, 104N
St. Petersburg, FL 33701

Ladies and Gentlemen:

The Mint Leasing, Inc., a Nevada corporation (formerly Legacy Communications Corporation) (the “Company”), and certain investors (the “Noteholders”) have entered into a Note Conversion Agreement dated as of July 18, 2008 (the “Agreement”) providing for the issuance of shares of common stock of the Company (“Conversion Shares”) in exchange and conversion of a promissory note with a remaining unpaid principal balance of ________ (the “Notes”).

You are hereby irrevocably authorized and instructed to reserve a sufficient number of shares of Common Stock (initially, _______ shares) of the Company for issuance upon full conversion of the Notes in accordance with the terms thereof.  You are hereby further irrevocably authorized and directed to issue the shares of Common Stock so reserved upon your receipt of a notice of conversion (“Notice of Conversion”) duly executed by an Investor in accordance with the terms of such notices and the Agreement.

A copy of a Form of Notice of Conversion is attached hereto.  You should familiarize yourself with your issuance and delivery obligations, as Transfer Agent, contained therein.  The shares to be issued are to be registered in the names of the registered holder of the Note submitted for conversion or exercise.

The Company hereby confirms to you that the shares have not been registered under the Securities Act of 1933 or otherwise.  However, if the Noteholder represents to you that it is not an “Affiliate” as that term is defined in Rule 501(b) of Regulation D of the Securities Act of 1933, the shares may be issued and resold pursuant to Rule 144 without any restriction as to the number of securities as of a particular date that can then be immediately sold, such shares should be transferred, at the option of the holder of the Note as specified in the Notice of Conversion, either (i) electronically by crediting the account of a Prime Broker with the Depository Trust Company through its Deposit Withdrawal Agent Commission system or (ii) in certificated form without any legend which would restrict the transfer of the shares, and you should remove all stop-transfer instructions relating to such shares.

The Noteholders are intended to be and are third party beneficiaries hereof, and no amendment or modification to the instructions set forth herein may be made without the consent of such Noteholders.

Very truly yours,

THE MINT LEASING, INC.

/s/ Jerry Parish
Jerry Parish
President
Acknowledged:

Island Stock Transfer
Transfer Agent

By:
Name:
Title: